UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2011

Virginia Commerce Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Virginia	000-28635	54-1964895
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5350 Lee Highway, Arlington, Virginia 22207

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 703.534.0700

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 26, 2011, the Boards of Directors of Virginia Commerce Bancorp, Inc. (the “Company”) and its banking subsidiary, Virginia Commerce Bank (the “Bank”), elected Thomas E. Burdette to serve as a director of both the Company and the Bank, effective January 26, 2011. To the knowledge of the Company, there is no arrangement or understanding between Mr. Burdette and any other person pursuant to which he was selected as a director.

Mr. Burdette has been appointed to serve on the Company’s Audit Committee as its Chairman and as an audit committee financial expert, and is also expected to serve on the Bank’s Asset/Liability Management Committee.

Mr. Burdette, 60, is a licensed certified public accountant and investment advisor representative. He is the founder and president of The Burdette Smith Group, P.C., a firm providing certified public accounting and management consulting services since 1978. Mr. Burdette previously served as a director and chairman of the audit committee for a Northern Virginia bank and is active in several local civic organizations.

Mr. Burdette and his related persons from time to time have or may have banking transactions (potentially including loan and deposit transactions) with the Bank. Such transactions are and will be in the ordinary course of business, on substantially the same terms, including interest rates, maturities and collateral requirements, as those prevailing at the time for comparable transactions with non-affiliated persons and do not and will not involve more than the normal risk of collectibility or present other unfavorable features.

Other than eligibility for fees (including grants of equity awards under the Company’s equity compensation plans) for service as a member of the Company and Bank Boards of Directors, as described in the Company’s proxy materials for the Annual Meeting of Stockholders held on April 28, 2010 (and as subject to periodic adjustment), Mr. Burdette is not a party to any material plan, contract or arrangement entered into or materially amended in connection his appointment to the Boards of Directors of the Company and the Bank. Mr. Burdette will be compensated for his services as a director in the same manner as other non-employee directors.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 26, 2011, the Board of Directors of the Company amended the Company’s Amended and Restated By-laws to implement a mandatory retirement age for directors, effective January 26, 2011. The By-laws have been amended to add a new section providing that no person 80 years of age or older will be eligible for election, reelection or appointment to the Board of Directors, and no director may continue to serve on the Board of Directors beyond the date of the meeting of stockholders for the election of directors immediately following his or her 80th birthday. The Board of Directors of the Bank also amended the Bank’s by-laws to implement a similar mandatory retirement age for Bank directors, effective January 26, 2011.

Item 8.01.	Other Events.

On January 26, 2011, the Boards of Directors of the Company and the Bank formally established the role of Director Emeritus as an honorary designation to recognize the significant role played by certain former directors in the governance of the Company and the Bank. In connection with formally establishing the honorary role of Director Emeritus, the Boards of Directors of the Company and the Bank designated Robert H. L’Hommedieu as Director Emeritus of the Company and the Bank, effective January 26, 2011. In this role, Mr. L’Hommedieu is recognized for his long service and valuable contributions to the Company and Bank, but will not be involved in Company or Bank Board meetings or have the duties, rights or authority of a director.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial statements of businesses acquired. Not applicable.

(b) Pro forma financial information. Not applicable.

(c) Shell company transactions. Not applicable.

(d) Exhibits.

3.4	Amendment to the Amended and Restated By-laws of Virginia Commerce Bancorp, Inc.

10.9	Form of Restricted Stock Agreement (for employee) under the Virginia Commerce Bancorp, Inc. 2010 Equity Plan

10.10	Form of Incentive Stock Option Agreement (for employee) under the Virginia Commerce Bancorp, Inc. 2010 Equity Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRGINIA COMMERCE BANCORP, INC.

Dated: January 27, 2011

	By:	/s/ Peter A. Converse
Peter A. Converse, President and Chief Executive Officer